Exhibit 10.48
EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into effective this 17th day of February, 2016 (the “Effective Date”) by and between Michael Copeland (“Executive”) and Cabela’s Incorporated, a Delaware corporation (“Company”).

RECITALS

WHEREAS, Company is a leading specialty retailer and direct marketer of hunting, fishing, camping and related outdoor merchandise (the “Business”);

WHEREAS, Executive is currently serving as Executive Vice President and Chief Operations Officer, as well as an officer and director for certain subsidiaries of Company; and

WHEREAS, Company desires to continue to employ Executive but to transition Executive to the position of Strategic Advisor on the terms and conditions set forth below, and Executive desires to accept such employment.

NOW, THEREFORE, Company and Executive, in consideration of the mutual promises and covenants set forth below, hereby agree as follows:

1.    Title and Duties. Commencing on March 5, 2016 (the “Transition Date”), Executive’s position with Company shall be Strategic Advisor. Executive’s principal employment duties and responsibilities shall be those duties and responsibilities as the Company may from time to time reasonably assign to Executive. The duties and responsibilities may include advice on retail operations, customer trends, and competitive shopping and competition reviews. Executive agrees to and does hereby resign Executive’s positions of Executive Vice President and Chief Operations Officer, as well as any officer and director positions in any subsidiaries of Company, effective on the Transition Date. On request of the Company’s Board of Directors (the “Board”), Executive shall complete such documents as may be required to effect Executive’s resignations.

2.        Full Time Efforts. Executive shall devote his working time, attention and best efforts to the performance of business duties and responsibilities under this Agreement. Executive will not engage in any other business or render any commercial or professional services, directly or indirectly, to any other person or organization, whether for compensation or otherwise, unless explicitly approved in writing by Company. Notwithstanding the foregoing, Executive may:

a.	make any passive investment where he is not obligated or required to, and shall not in fact, devote any day-to-day managerial efforts;

b.	participate in charitable, academic, political or community activities and boards, for-profit boards, and in trade or professional organizations; and

c.	accept speaking engagements, function as guide or escort for outdoor excursions or engage in similar activities on an occasional basis.

3.        Base Salary. Executive’s current annual base salary of Four Hundred Sixty-Five Thousand Dollars and No Cents ($465,000.00) shall continue under this Agreement through March 5, 2018. The base salary provided for in this Section 3 shall be paid to Executive, less applicable withholdings and other authorized deductions, in accordance with Company’s regular payroll practices and policies.

4.        Annual Performance Bonus. Executive shall be eligible to receive the full amount of the 2015 annual performance bonus, payable in 2016, pursuant to the terms and conditions established by the Compensation Committee of the Board in March 2015. The 2015 annual performance bonus payment shall be contingent on Company metrics and paid to Executive, less applicable withholdings and other authorized deductions, in accordance with Company’s regular payroll practices and policies. Executive shall not be eligible to receive any 2016 or 2017 annual performance bonus.

5.        Equity Compensation. As of the Transition Date, Executive shall no longer be entitled to participate in equity award programs as an executive of Company. Any unvested restricted stock units and stock options, and other equity compensation, previously granted or awarded to Executive will continue to vest in accordance with the terms of such grants or awards.

6.        Benefits. Executive shall continue to be eligible to participate in any employee benefit plans and programs in a manner consistent with the terms and conditions of such plans or programs. From the Effective Date through March 5, 2018 (unless this Agreement is terminated sooner by Company for Cause), Company agrees to provide Executive, at Company expense, with executive financial advisory services that are at least equivalent to those provided to Company’s senior executives. From the Effective Date through March 5, 2018 (unless this Agreement is terminated sooner by Company for Cause), Company agrees to provide Executive, at Company expense, with health and dental insurance coverage that is at least equivalent to that provided to Company’s senior executives. After March 5, 2018, or in the event of Executive’s earlier termination for Cause, Executive is eligible to continue, at Executive’s expense, any existing group health and dental insurance coverage to the extent provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended. In the event of a conflict between any benefit plan or program and this Agreement, the terms of this Agreement shall govern.

7.        Employee Discount Program. Executive shall be entitled to maintain Executive’s current employee discount program through the Effective Date of Termination as defined below in Section 9.

8.        Expenses. Executive shall continue to be entitled to reimbursement of all reasonable expenses incurred by Executive in connection with Company’s business in accordance with Company’s then-current policy concerning reimbursable expenses.

9.        Term and Termination. This Agreement shall commence on the Effective Date and shall continue until this Agreement and Executive’s employment are automatically terminated upon the first to occur of the following (“Effective Date of Termination”):

a.	Expiration. March 5, 2018 (the “Natural Termination Date”).

b.
Death or Disability. The date of Executive’s death or Executive’s physical or mental disability that prevents Executive from performing the essential functions of Executive’s duties as an employee of Company, with or without reasonable accommodation as defined and required by the Americans with Disabilities Act.

c.	Without Cause. By either party, for any reason, upon thirty (30) days written notice.

d.
For Cause. At the election of Company, Executive may be terminated immediately upon written notice by Company to Executive of Executive’s termination for Cause, provided Company notifies Executive of Company’s determination that Cause exists within one hundred eighty (180) days of the action or omission on which such determination is based. For purposes of this Agreement, “Cause” for termination shall be deemed to exist in the event of:

i.	the conviction of Executive of, or the entry of a plea of guilty or nolo contendere by Executive to, any crime for which the maximum penalty includes twelve (12) months or more of imprisonment;

ii.
a breach of Executive’s duty of loyalty that is materially detrimental to Company, a failure or refusal to perform Executive’s duties, or a failure or refusal to adhere to Company’s reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including, without limitation, Company’s Business Code of Conduct and Ethics that continues for a period of thirty (30) days after Company provides written notice to Executive of such breach and a reasonable opportunity to cure such breach;

iii.
a failure or refusal to follow the reasonable directives of the Company (provided such directives are consistent with the terms of this Agreement) that continues for a period of thirty (30) days after Company provides written notice to Executive of such breach and a reasonable opportunity to cure such breach; or

iv.	Executive obtains any other full-time professional, executive, or managerial employment.

e.
For Good Reason. Executive may terminate Executive’s employment immediately, at Executive’s election, for Good Reason, upon written notice to Company. For purposes of this Agreement, “Good Reason” shall mean any of the following actions or omissions, provided Executive notifies Company of Executive’s determination that Good Reason exists within one hundred eighty (180) days of the action or omission on which such determination is based:

i.	an involuntary reduction in Executive’s then-current Base Salary;

ii.
a material reduction or loss of employee benefits, in the aggregate, both in terms of the amount of the benefit and the level of Executive’s participation, enjoyed by Executive under the employee welfare and benefit plans of Company, or

iii.
a breach by Company of any provision of this Agreement that continues for a period of thirty (30) days after Executive provides written notice to Company of such breach and a reasonable opportunity to cure such breach.

Upon any notice of termination of this Agreement pursuant to Section 9.c. above, Company shall have the right, in its sole and absolute discretion, to immediately relieve Executive of Executive’s duties, but to continue paying Executive’s then-current Base Salary through the remainder of the thirty (30) day notice period. If Executive is not relieved of Executive’s duties during this thirty (30) day notice period, Executive hereby acknowledges and agrees that Executive shall continue to perform Executive’s duties in a professional and ethical manner.

10.	Payments Upon Termination.

a.
Base Salary and Benefits. Upon termination of this Agreement, Company shall pay to Executive his then-current Base Salary, unreimbursed business expenses, and other items earned by and owed to Executive calculated through and including the Effective Date of Termination. Executive’s benefits shall be determined in accordance with Company’s benefit plans or policies then in effect, provided that Company shall continue to provide group health and dental insurance coverage to Executive as provided in Section 6 of this Agreement unless this Agreement is terminated by Company for Cause. Executive shall receive no further compensation or benefits of any kind, except as expressly provided in this Agreement.

b.
Severance Benefits. In the event this Agreement is terminated before the Natural Termination Date by Company without Cause pursuant to Section 9.c. above, or by Executive for Good Reason pursuant to Section 9.e. above, or due to the death or disability of Executive pursuant to Section 9.b. above, and subject to Executive’s execution of a separation agreement and full general release of claims against Company in a form to be determined by Company:

i.
Severance. Company shall pay Executive severance compensation equal to the amount of Base Salary Executive would have been entitled to through the Natural Termination Date of this Agreement (the “Severance Compensation”). The Severance Compensation, less applicable withholdings and other authorized deductions, shall be paid in equal bi-weekly installments, with the first bi-weekly installment due on Company’s first regular payday after thirty (30) days from Executive’s separation from employment. Notwithstanding the foregoing, to the extent Executive is determined to be a “specified employee” within the meaning of U.S. Internal Revenue Code § 409A, all payments under this Section 10 shall be delayed for six (6) months following the Effective Date of Termination. All payments that accumulate during this six-month period shall be paid in a lump sum on the date that is six (6) months and one (1) day following the Effective Date of Termination.

ii.
Equity Vesting. Any unvested stock options, restricted stock units or other equity interests of Company awarded to Executive, including those pursuant to Executive’s participation in Company’s 2004 and 2013 Stock Plan, shall fully vest on the effective date of the general release of claims discussed above (or on the date of Executive’s death or disability if applicable) and Executive shall have twelve (12) months from such date to exercise Executive’s vested equity interests.

iii.
Beneficiaries. In the event of Executive’s death, Company shall pay or deliver any amounts or property due to Executive under this Agreement to such beneficiary or beneficiaries as Executive may have designated in writing and delivered to Company prior to his death. In the absence of any effective beneficiary designation, such amounts or property shall be paid or delivered to Executive’s spouse if she is then living, otherwise in equal shares to Executive’s then living children.

11.
Termination of Authority. Immediately upon the Transition Date, Executive shall be without any authority to bind Company or any of its subsidiaries or affiliates. Immediately upon the Effective Date of Termination of Executive’s employment with Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise to the contrary, Executive will cease performing duties for Company, other than any required post-employment obligations.

12.    Change of Control Severance and Indemnification Agreements. Company and Executive agree and acknowledge each remain bound by the provisions set forth in that certain Amended and Restated Management Change of Control Severance Agreement between Executive and Company, dated December 15, 2009 (“Change of Control Agreement”) and that certain Indemnification Agreement between Executive and Company, dated June 1, 2010. Company and Executive expressly agree that if Executive is entitled to Severance Compensation under this Agreement and benefits under the Change of Control Agreement, that such entitlement shall not be cumulative, and Executive will be entitled to the benefits under either this Agreement or the Change of Control Agreement, whichever is greater.

13.    Confidential and Proprietary Information. Executive acknowledges that as an employee and officer of Company, Executive is and will continue to be subject to policies and agreements intended for the protection of Company’s confidential and proprietary information, trade secrets, and goodwill, including, but not limited to, the current Proprietary Matters Agreement between Executive and Company and any amendment and restatement of that agreement. As such, Employee expressly acknowledges that the obligations under such policies and agreements are not superseded herein and shall be used together with this Agreement to protect Company’s interest in its confidential and proprietary information, trade secrets, and goodwill to the fullest extent allowed by law. In addition, Executive agrees that Company is engaged in a highly competitive business. Executive also acknowledges and agrees that Executive’s services to Company have been of a special and unique nature and value to Company, and that due to the nature of Executive’s position Executive has obtained in-depth knowledge of Company’s business practices and strategies, customer information and other information considered confidential and proprietary to Company. Therefore, Company and Executive agree, as follows:

a.
Non-Competition. For eighteen (18) months following the Effective Date of Termination for any reason, Executive shall not, without the express written approval of the Board, directly or indirectly, on Executive’s own behalf or on behalf of others, compete with Company, or work for or become associated with any of Company’s competitors as an employee, independent contractor, officer, director, investor or in any other capacity. For purposes of this Agreement, Company’s competitors shall include, without limitation, Bass Pro Shops, Gander Mountain, Sportsman’s Warehouse, The Sportsman’s Guide, Orvis, Dick’s Sporting Goods, The Sport’s Authority, Big 5 Sporting Goods, Scheels, L.L. Bean, Lands’ End, REI, Academy, Amazon.com, Field & Stream, Wholesale Sports, Sail, Le Baron, Mountain Equipment Co-op, Canadian Tire, The Fishin’ Hole, Northwest Company, or any other multi-state, multi-province, and/or multi-channel retailer engaged in the sale of products and/or services associated with hunting, fishing, or camping.

Occasional speaking engagements, service as a guide or escort for outdoor excursions or publication of articles or videos, or provision of services to a small, stand-alone sporting goods store shall not constitute competition for purposes of this subsection 13.a. Executive agrees that the covenant contained in this provision is reasonable in scope, necessary to protect Company’s legitimate business interests and does not constitute a restraint of trade with respect to Executive’s ability to obtain other employment or to provide services to third parties. Executive expressly acknowledges and agrees that Company competes heavily throughout North America, and as such, Company has legitimate and significant interests in protecting its business from unfair competition throughout the United States and Canada. Company and Executive agree that in the event Executive is uncertain whether any future employer of Executive is a competitor of Company, Executive may submit a written request to Company to deem such future employer not a competitor of Company. Upon Executive’s written request, Company agrees to provide Executive, within fifteen (15) days of receipt of Executive’s written request, with Company’s written decision whether or not it deems such future employer a competitor of Company.

b.
Confidentiality. Executive shall not, without the express written consent of the Board, disclose Company’s Confidential Information to any third party or entity, or use Company’s Confidential Information for any other purpose than providing services to Company. For purposes of this Agreement Company’s “Confidential Information” shall mean any information not generally known by third parties, including Company’s competitors or the general public, whether or not expressly identified as confidential, including, without limitation, information about Company’s software, software source codes, trade secrets, marketing information, business plans, mergers and acquisitions, sales information, training materials, data processing, internet or intranet services, strategic plans, compensation, and finances, as well as information about Company’s customers and potential customers, including their identities and their business needs and practices.

c.
Enforcement. Because Executive’s services are unique and Executive has knowledge of and access to Company’s Confidential Information, Executive acknowledges and agrees that Company would be irreparably damaged in the event of Executive’s non-performance or breach of this Section 13, and that money damages would be inadequate for any such non-performance or breach. Therefore, Company or its successors and assigns shall be entitled, in addition to any other rights and remedies existing in their favor, to an injunction or injunctions to prevent any non-performance or breach of any such provisions.

14.    Assignment. This Agreement and the rights, interests and obligations of Company hereunder shall be assignable to and shall inure to the benefit of any parent, subsidiary or affiliate of Company, or any other person, corporation, partnership or entity that succeeds to all or substantially all of the business or assets of Company. This Agreement is not assignable by Executive.

15.    Jurisdiction and Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware. Each party agrees that any action by either party to enforce the terms of this Agreement may be brought by the other party in an appropriate state or federal court in Delaware and waives all objections based upon lack of jurisdiction or improper or inconvenient venue of any such court.

16.    Cooperation in Future Matters. Executive hereby agrees that for a period of eighteen (18) months following the Effective Date of Termination, he shall cooperate with Company’s reasonable requests relating to matters that pertain to Executive’s employment by Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of Company, or otherwise making himself reasonably available to Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration Executive’s other commitments, and Executive shall be compensated at a rate of $250.00 per hour, plus expenses, or at a per diem rate to be agreed upon by the parties, to the extent such cooperation is required on more than an occasional and limited basis. Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of Executive would conflict with his rights under or ability to enforce this Agreement.

17.    General.

a.
Notices. All notices and other communications shall be in writing and shall be deemed to have been duly given if delivered personally, or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party.

If to Company to:	Cabela’s Incorporated
ATTN: Legal Department
One Cabela Drive
Sidney, Nebraska 69160
(308) 254-8060 (facsimile)

If to Executive to:	Executive’s current place of residence
shown on the records of Company.

Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, five (5) days after being mailed, and (iv) on confirmed receipt if sent by written telecommunication or telecopy, provided a copy of such communication is sent by regular mail, as described above.

b.
Reformation and Severability. Executive and Company intend and agree that if a court of competent jurisdiction determines that the scope of any provision of this Agreement is too broad to be enforced as written, the court should reform such provision(s) to such narrower scope as it determines to be enforceable. Executive and Company further agree that if any provision of this Agreement is determined to be unenforceable for any reason, and such provision cannot be reformed by the court as anticipated above, such provision shall be deemed separate and severable and the unenforceability of any such provision shall not invalidate or render unenforceable any of the remaining provisions.

c.
Waivers. No delay or omission by either party in exercising any right, power or privilege under this Agreement shall impair such right, power or privileges, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

d.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument.

e.
Entire Agreement. This Agreement, including the initial paragraph and the Recitals in this Agreement, contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement and may not be amended except by a written instrument signed by Executive and a duly authorized representative of Company (other than Executive).

f.	Survival. The provisions of Sections 10 through 17 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound by this Agreement, the parties have caused this Agreement to be duly executed as of the date first above written.

CABELA’S INCORPORATED,	EXECUTIVE
a Delaware corporation

/s/ Charles Baldwin	/s/ Michael Copeland
Charles Baldwin	Michael Copeland
Executive Vice President and
Chief Administrative Officer